Exhibit 3.1

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

ANSWERS CORPORATION
 a Delaware corporation

ARTICLE FIRST

The name of the corporation is Answers Corporation (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19081.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock.  The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.001 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of the Bylaws of the Corporation.

ARTICLE SEVENTH

The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE EIGHTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE TENTH

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE ELEVENTH

To the fullest extent permitted under Delaware law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
If the DGCL is hereafter amended to authorize, with or without approval of a corporation’s stockholders, further reductions of the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment, repeal or modification of this Article ELEVENTH shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article ELEVENTH in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE TWELFTH

Except as provided in Article TENTH and ELEVENTH above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.